Exhibit 3.5

FORM OF

CERTIFICATE OF AMENDMENT OF

THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

EXPEDIA, INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, Expedia, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of the Corporation duly adopted resolutions proposing and declaring advisable the following amendment to the amended and restated certificate of incorporation of the Corporation:

Article XIII is hereby amended and restated to read in its entirety as follows:

ARTICLE XIII

A. Competition and Corporate Opportunities.

To the extent provided in the following sentence, the Corporation renounces any interest or expectancy of the Corporation or any of its Affiliated Companies in, or in being offered an opportunity to participate in, any Dual Opportunity about which a Dual Role Person acquires knowledge. A Dual Role Person shall have no duty to communicate or offer to the Corporation or any of its Affiliated Companies any Dual Opportunity that such Dual Role Person has communicated or offered to IAC or TripAdvisor, shall not be prohibited from communicating or offering any Dual Opportunity to IAC or TripAdvisor, and shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder, director or officer of the Corporation, as the case may be, resulting from (i) the failure to communicate or offer to the Corporation or any of its Affiliated Companies any Dual Opportunity that such Dual Role Person has communicated or offered to IAC or to TripAdvisor or (ii) the communication or offer to IAC or TripAdvisor of any Dual Opportunity, so long as (x) the Dual Opportunity does not become known to the Dual Role Person in his or her capacity as a director or officer of the Corporation, and (y) the Dual Opportunity is not presented by the Dual Role Person to any party other than IAC or TripAdvisor and the Dual Role Person does not pursue the Dual Opportunity individually.

B. Certain Matters Deemed not Corporate Opportunities.

In addition to and notwithstanding the foregoing provisions of this Article XIII, the Corporation renounces any interest or expectancy of the Corporation or any of its Affiliated Companies in, or in being offered an opportunity to participate in, any business opportunity that the Corporation is not financially able or contractually permitted or legally able to undertake. Moreover, nothing in this Article XIII shall amend or modify in any respect any written contractual agreement between IAC or TripAdvisor on the one hand and the Corporation or any of its Affiliated Companies on the other hand.

C. Certain Definitions.

For purposes of this Article XIII:

“Affiliate” means with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of the foregoing definition, the term “controls,” “is controlled by,” or “is under common control with” means the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliated Company” means (i) with respect to the Corporation, any Person controlled by the Corporation, (ii) with respect to IAC, any Person controlled by IAC and (iii) with respect to TripAdvisor, any Person controlled by TripAdvisor.

“Dual Opportunity” means any potential transaction or matter which may be a corporate opportunity for the Corporation or any of its Affiliated Companies, on the one hand, and either or both of (x) IAC/InterActiveCorp or its Affiliated Companies (“IAC”) or (y) TripAdvisor, Inc. or its Affiliated Companies (“TripAdvisor”), on the other hand.

“Dual Role Person” means any individual who is an officer or director of both the Corporation and either or both of IAC or TripAdvisor.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

D. Termination.

The provisions of this Article XIII shall have no further force or effect at such time as (i) none of the Corporation, TripAdvisor and IAC are Affiliates of any of the other and (ii) none of the directors and/or officers of IAC or TripAdvisor serve as directors and/or officers of the Corporation and its Affiliated Companies; provided, however, that any such termination shall not terminate the effect of such provisions with respect to any agreement, arrangement or other understanding between the Corporation or an Affiliated Company thereof on the one hand, and IAC or TripAdvisor, on the other hand, that was entered into before such time or any transaction entered into in the performance of such agreement, arrangement or other understanding, whether entered into before or after such time.

E. Deemed Notice.

Any person or entity purchasing or otherwise acquiring or obtaining any interest in any capital stock of the Corporation shall be deemed to have notice and to have consented to the provisions of this Article XIII.

F. Severability.

The invalidity or unenforceability of any particular provision, or part of any provision, of this Article XIII shall not affect the other provisions or parts hereof, and this Article XIII shall be construed in all respects as if such invalid or unenforceable provisions or parts were omitted.

SECOND: That at the annual meeting of the stockholders of the Corporation held on             , 2011 called in accordance with the relevant provisions of the General Corporation Law of the State of Delaware, the holders of the requisite voting power of the outstanding shares of capital stock of the Corporation voted in favor of such amendment.

THIRD: That said amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That said amendment shall become effective at             , Eastern Standard Time, on             , 2011.

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IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed by                     , its                     , this             day of             , 2011.

Expedia, Inc.

By:
Name:
Title: